THE STEAK N SHAKE COMPANY REPORTS FISCAL SECOND QUARTER 2006 RESULTS
-	Second Quarter Total Revenues Grew 5.8% -
-	Company Opens 8 New Restaurants -

INDIANAPOLIS, May 18, 2006/PRNewswire -- The Steak n Shake Company (NYSE:SNS) today announced its revenues and earnings for the second quarter 2006 ended April 12, 2006.

Highlights of the fiscal second quarter include:
•	Total revenues increased 5.8% to $197.7 million
•	Net earnings were $8.5 million, including a $0.7 million after-tax impact of adopting SFAS 123R related to expensing stock-based awards issued to employees
•	Diluted earnings per share were $0.30, including a $0.03 impact of adopting SFAS No. 123R

Fiscal Second Quarter 2006 Results
Total revenues for the fiscal second quarter 2006 grew 5.8% to $197.7 million compared to the same quarter last year, and same-store sales declined 0.3%.

Net earnings for the fiscal second quarter 2006 were $8.5 million, or $0.30 per diluted share, compared to $8.7 million, or $0.31 per diluted share, in the prior year period. The fiscal 2006 results include the impact of expensing stock options and shares purchased under the employee stock purchase plan as required by Statement of Financial Accounting Standards No. 123R, Share-Based Payment (“SFAS 123R”). The Company recorded stock-based compensation expense of $0.7 million after-tax, or $0.03 per share in the current quarter.

Peter Dunn, President and Chief Executive Officer commented, “The same store sales environment remains difficult given the impact of rising energy prices and other influences on discretionary consumer spending. We are focused on offsetting these external forces by driving customer traffic with innovative products, improved service quality and faster service. While we anticipate ongoing sales challenges, we are encouraged by the progress of our initiatives including the current launch of Bits n Pieces™ milk shakes and the launch of frozen yogurt milk shakes in Florida. In addition, we are encouraged by our expansion results as we opened 14 new locations in the first half of fiscal 2006.”

As of April 12, 2006, there were 462 Steak n Shake restaurants operating in 20 states, including 410 Company-owned restaurants and 52 franchised units. During the quarter, the Company opened 8 new restaurants in six states, and closed one unit.

2006 Guidance
Based on recent results and anticipated trends, full year same store sales growth is expected to be flat to down low single digits for the fiscal year compared to previous guidance of same store sales of up to 1%, reflecting the impact of higher gas prices and other influences on consumer spending. The Company is revising the full year diluted earnings per share guidance range to $0.99 to $1.03 from the previous range of $1.02 to $1.05 which includes an expected $0.08 to $0.09 per diluted share impact from the adoption of SFAS 123R. The Company also reiterated that it anticipates opening at least 26 Company-owned restaurants in fiscal year 2006. In addition, the Company will invest approximately $4.0 million related to continued preparation for accelerated expansion in subsequent years.

Investor Conference Call and Webcast
The Steak n Shake Company will broadcast its investor conference call live over the Internet at 5:00 p.m. Eastern Time, 4:00 p.m. Central Time today. Hosting the call will be Peter M. Dunn, President and Chief Executive Officer, and Jeffrey A. Blade, Senior Vice President and Chief Financial Officer.

Interested investors and other parties may listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.steaknshake.com. The on-line replay will be available for a limited time immediately following the call.

The call can also be accessed live over the phone by dialing (800)-289-0572, or for international callers, (913)-981-5543. A replay will be available one hour after the call and can be accessed by dialing (888)-203-1112, or for international callers, (719)-457-0820 and entering passcode: 7474401. The replay will be available until May 25, 2006.

About Steak n Shake
Steak n Shake is a full service, casual dining restaurant serving a core menu of its famous STEAKBURGER™ sandwiches, thin ‘n crispy french fries, old fashioned hand-dipped milk shakes, chili, home style soups, fresh salads, a variety of desserts and breakfast. All of the food is prepared to the guest’s order and served by friendly, well-trained associates. Steak n Shake restaurants feature full-service dining areas, counter service and drive-thru windows and are open 24 hours a day, seven days a week.

This press release contains forward-looking information. In general, forward-looking statements include estimates of future revenues, cash flows, capital expenditures, or other financial items, and assumptions underlying any of the foregoing. Forward-looking statements reflect management’s current expectations regarding future events and use words such as “anticipate”, “believe”, “expect”, “may”, “will”, and other similar terminology. These statements speak only as of the date they were made and involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Several factors, many beyond our control, could cause actual results to differ significantly from our expectations, such as the following: effectiveness of operating initiatives; changes in economic conditions; effectiveness of advertising and marketing initiatives; harsh weather conditions, primarily in the first and second quarters; availability and cost of qualified restaurant personnel; changes in consumer tastes; changes in consumer behavior based on publicity or concerns relating to food safety or food-borne illnesses; effectiveness of our expansion plans; changes in minimum wage rates; changes in food commodity prices; completion of merger or acquisitions and successful integration of those transactions; and changes in applicable accounting policies and practices. The foregoing list of important factors is not intended to be all-inclusive as other general market, industry, economic, and political factors may also impact our operations. Readers are cautioned not to place undue reliance on our forward-looking statements, as we assume no obligation to update forward-looking statements.

Contact: Jeffrey A. Blade
Jeff.blade@steaknshake.com
www.steaknshake.com
(317) 633-4100

THE STEAK N SHAKE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	SIXTEEN					TWENTY-EIGHT
	WEEKS ENDED					WEEKS ENDED
(Amounts in $000's	4/12/2006		4/13/2005			4/12/2006		4/13/2005
except share and per share data)	(UNAUDITED)		(UNAUDITED	)		(UNAUDITED )		(UNAUDITED	)
Revenues
Net sales	$196,520	99.4%	$185,746		99.4%	$334,372	99.4%	$311,250		99.3%
Franchise fees	1,137	0.6%	1,077		0.6%	2,026	0.6%	2,100		0.7%
	197,657	100.0%	186,823		100.0%	336,398	100.0%	313,350		100.0%

Costs and Expenses
Cost of sales (1)	44,601	22.7%	43,159		23.2%	76,121	22.8%	72,784		23.4%
Restaurant operating costs (1)	98,283	50.0%	91,476		49.2%	168,074	50.3%	153,999		49.5%
General and administrative (2)	16,303	8.2%	14,712		7.9%	28,775	8.6%	25,542		8.2%
Depreciation and amortization	8,715	4.4%	8,128		4.4%	15,112	4.5%	13,863		4.4%
Marketing	9,154	4.6%	8,959		4.8%	15,006	4.5%	14,049		4.5%
Interest	3,106	1.6%	3,950		2.1%	5,893	1.8%	6,796		2.2%
Rent	3,873	2.0%	3,203		1.7%	6,407	1.9%	5,260		1.7%
Pre-opening costs	977	0.5%	705		0.4%	2,156	0.6%	1,264		0.4%
Provision for store closings	(103)	-0.1%	-		0.0%	(103)	0.0%	-		0.0%
Other income, net	(438)	-0.2%	(608)		-0.3%	(1,094)	-0.3%	(1,090)		-0.3%
	184,471	93.3%	173,684		93.0%	316,347	94.0%	292,467		93.3%

Earnings Before Income Taxes	13,186	6.7%	13,139		7.0%	20,051	6.0%	20,883		6.7%

Income Taxes	4,655	2.4%	4,456		2.4%	6,861	2.0%	7,088		2.3%

Net Earnings	$8,531	4.3%	$8,683		4.6%	$13,190	3.9%	$13,795		4.4%

Net Earnings Per Common and Common Equivalent Share:
Basic	$0.31		$0.32			$0.48		$0.50
Diluted	$0.30		$0.31			$0.47		$0.49

Weighted Average Shares and Equivalents:
Basic	27,730,296		27,489,116			27,687,806		27,431,265
Diluted	28,077,224		28,079,811			28,019,211		27,997,079

(1) Cost of sales and restaurant operating costs are expressed as a percentage of net sales.
(2) For the sixteen and twenty-eight weeks ended April 12, 2006, General and Administrative expenses include the incremental pre-tax impact related to the adoption of SFAS 123R of $800 and $1,200, respectively.  The adoption had no impact on Fiscal 2005 amounts.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	4/12/2006	9/28/2005
(Amounts in $000's)	(UNAUDITED)
Assets
Current assets	$24,949	$21,038
Property and equipment - net	470,584	439,620
Other assets	15,340	13,999

Total assets	$510,873	$474,657

Liabilities and Shareholders' Equity
Current liabilities	$77,605	$60,048
Deferred income taxes and credits	11,981	7,704
Obligations under capital leases	146,245	147,615
Senior note	5,255	6,315
Shareholders' equity	269,787	252,975

Total liabilities and shareholders' equity	$510,873	$474,657

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	TWENTY-EIGHT
	WEEKS ENDED
	4/12/2006	4/13/2005
	(UNAUDITED)	(UNAUDITED )
(Amounts in $000's)
Net cash provided by operating activities	$39,547	$33,342
Net cash used in investing activities	(46,143)	(48,134)
Net cash provided by (used in) financing activities	8,008	(469)

Increase (Decrease) in Cash and Cash Equivalents	$1,412	$(15,261)